Exhibit 5.1

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

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January 7, 2021

Devon Energy Corporation

333 West Sheridan Avenue

Oklahoma City, Oklahoma 73102

Re:	Devon Energy Corporation
Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special United States counsel to Devon Energy Corporation, a Delaware corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933 (the “Securities Act”) on the date hereof, relating to the registration by the Company of an aggregate of 7,094,587 Plan Shares (as defined below) of the Company’s common stock, par value $0.10 per share (the “Common Stock”), authorized for issuance pursuant to (i) the Devon Energy Corporation 2017 Long-Term Incentive Plan (the “Devon Plan”) and (ii) the WPX Energy, Inc. 2013 Incentive Plan, as amended (the “WPX Plan” and together with the Devon Plan the “Plans”). Pursuant to the Agreement and Plan of Merger, dated as of September 26, 2020 (the “Merger Agreement”), by and among the Company, East Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company, and WPX Energy, Inc., a Delaware corporation (“WPX”), certain outstanding WPX equity incentive compensation awards were converted into a corresponding

Devon Energy Corporation

January 7, 2021

award in respect of Common Stock (such shares of Common Stock, the “Converted Award Shares”). In addition, certain shares of Common Stock will be issued under the Devon Plan in lieu of shares of WPX common stock that were available for issuance under the WPX Plan (such shares of Common Stock, the “Assumed Shares” and together with the Converted Award Shares the “Plan Shares”).

On the request of the Company, this opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinion stated herein, we examined and relied upon the following:

(a)    the Registration Statement;

(b)    an executed copy of the Merger Agreement;

(c)    copies of the Plans;

(d)    an executed copy of a certificate of Edward Highberger, Assistant Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);

(e)    a copy of the Company’s certificate of incorporation, as amended, certified by the Secretary of State of the State of Delaware as of the date hereof, and certified pursuant to the Secretary’s Certificate (the “Certificate of Incorporation”);

(f)    a copy of the bylaws of the Company, as amended and in effect as of the date hereof and certified pursuant to the Secretary’s Certificate (the “Bylaws”); and

(g)    a copy of certain resolutions adopted by the Board of Directors of the Company, adopted on September 26, 2020 and January 5, 2021, relating to, as applicable, the Merger Agreement, the filing of the Registration Statement, the assumption of the WPX Plan and certain related matters, certified pursuant to the Secretary’s Certificate.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below, including the facts and conclusions set forth in the Secretary’s Certificate.

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such

Devon Energy Corporation

January 7, 2021

parties of such documents and the validity and binding effect thereof on such parties and the enforceability thereof against such parties. As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

In rendering the opinion stated herein, we have also assumed that: (i) if issued in physical form, the certificates in the form required under the DGCL (as defined below) representing the Plan Shares will be duly executed by the authorized officers of the Company and duly executed, countersigned and registered by the transfer agent and registrar and will conform to the specimen certificate examined by us evidencing the Plan Shares or, if issued in book-entry form, an appropriate account statement evidencing the Plan Shares credited to the recipient’s account maintained with the Company’s transfer agent has been issued by the Company’s transfer agent; (ii) the issuance of the Plan Shares has been properly recorded in the books and records of the Company, (iii) each award agreement pursuant to which rights to acquire Plan Shares or other awards are granted pursuant to the Plans will be consistent with the Plans and will be duly authorized, executed and delivered by the parties thereto; (iv) the consideration received by the Company for each of the Plan Shares delivered pursuant to the Plans shall not be less than the per share par value of the Plan Shares; and (v) the issuance of the Plan Shares does not violate or conflict with any agreement or instrument binding on the Company (except that we do not make this assumption with respect to the Certificate of Incorporation or the Bylaws).

We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the “DGCL”).

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Plan Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and, when issued, delivered and paid for in accordance with the terms of the Plans and the applicable award agreement, the Plan Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in the applicable laws.

Very truly yours,

FEB	/s/ Skadden, Arps, Slate, Meagher & Flom LLP